Exhibit 99.1

FOR MORE INFORMATION CALL:

David B. Turner,

President and Chief Executive Officer

CCF Holding Company

101 North Main Street

Jonesboro, GA 30236

(770) 478-8881

CCF Holding Company

Announces 3-for-2 Stock Split and Increased Cash Dividend

Jonesboro, GA June 17, 2004:

CCF Holding Company announced today that its Board of Directors has approved a 3-for-2 stock split of the Company’s common stock and a $0.05 per share cash dividend. The cash dividend will be paid on the new shares as well as the existing shares and equates to a 25% increase in the cash dividend rate. The shares will be distributed and the cash dividend will be paid on July 15, 2004, to shareholders of record as of July 1, 2004. Fractional shares created as a result of the split will be paid in cash based on the average bid/ask price of the stock as of July 1, 2004.

According to David B. Turner, President and Chief Executive Officer, the stock split will produce a 50% increase in total shares outstanding, improving the liquidity of the Company’s stock. At June 17, 2004, CCF Holding Company had approximately 1,481,075 shares issued and outstanding. Following the stock split, the Company will have approximately 2,221,600 shares issued and outstanding.

CCF Holding Company is the parent company of Heritage Bank; a state chartered commercial bank serving in the southern market of greater Atlanta, Georgia. The Company had total assets of $335 million at March 31, 2004. The bank has six full service offices specializing in commercial, real estate and consumer lending.

The Company’s stock is traded on the Nasdaq small caps market under the symbol “CCFH.” The information contained in this press release should be reviewed in conjunction with the Company’s 10-QSB filing when available on the EDGAR system.

This press release contains statements that may constitute “forward-looking statements” with respect to the financial condition, results of operations and business of CCF Holding Company. These forward-looking statements are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements, such as statements of the Company’s plans, objective, expectations, estimates, and intentions, involve risks and uncertainties and are subject to change based on various important factors (some of which are beyond the Company’s control). The following factors, among others, could cause the Company’s financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate and market and monetary fluctuations; the adequacy of the Company’s loan loss reserve; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors’ products and services; the willingness of potential customers to substitute competitors’ products and services for the Company’s products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services’ laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in consumers spending and saving habits; and the success of the Company at managing the risks involved in the foregoing. The Company cautions that these important factors are not exclusive.

The Company does not undertake to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made.